Exhibit 10.7

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made as of the 28th day of August, 2012 (the “Effective Date”), by and among PositiveID Corporation, a Delaware corporation (“Seller”), and VeriTeQ Acquisition Corporation, a Delaware corporation (“Buyer”).  (The Seller and the Buyer may hereinafter be collectively referred to as the “Parties” or individually as the “Party”).

R E C I T A L S

WHEREAS, in the past, the Seller’s business has included the manufacture and sale of implantable passive radio-frequency identification microchips (“RFID Chip”), and components related thereto, including readers, transponders, implanters, packaging devices and related services (the “Business”);

 WHEREAS, Buyer intends to develop, market, and sell RFID systems used to identify, locate and protect people, medical devices and other applications, which systems use the RFID Chip and components related thereto, including readers, transponders, implanters and packaging devices, and which future systems, products, components and services developed by or on behalf of Buyer may use the RFID Chip or portions thereof (“RFID Field”);

WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer desires to purchase and receive from Seller all, right, title and interest in and to certain Seller’s assets used or useful in connection with the operation of the Business in the RFID Field, so as to permit Buyer to independently pursue the development and improvement of the Business in the RFID Field; and

WHEREAS, Seller, in conjunction with its development partner Receptors LLC, has developed the GlucoChip™, a product designed to measure blood glucose levels in vivo.  This product is based on the intellectual property (patents, patents pending and other intellectual property) being sold to Buyer as a part of this agreement.  Simultaneously with the execution of this agreement, the parties will enter into a License Agreement whereby Buyer will grant a license to Seller regarding and including the GlucoChip™.  Such license shall be exclusive, perpetual, transferable, royalty free, worldwide and shall cover all GlucoChip™ intellectual property related to blood glucose measurement and diabetes management.

IT IS THEREFORE AGREED:

ARTICLE I.
ASSETS TO BE PURCHASED

1.1.           Description of Assets.  Upon the terms and subject to the conditions hereof, on the Closing Date (as defined in Section 9.1) Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all of Seller’s assets that are limited to the operation of the Business in the RFID Field, including, without limitation, the following assets (collectively referred to as the “Purchased Assets”) which shall be conveyed in the manner described:

(a)      The patents and patent applications, including divisions, continuations, renewals, reissuances, and extensions of the foregoing (as applicable) listed on Schedule 1.1 shall be transferred and assigned to Buyer (“the Assigned Patents”), pursuant to an assignment of patent, and Seller shall receive from Buyer a full and irrevocable covenant not to sue for Seller's use of such patents and patent applications pursuant to the License Agreement between Seller and Buyer dated August 28, 2012.

1.2.           Certain Agreements.   Upon Closing, the parties agree to terminate, assign, or enter into certain agreements, as follows:

(a)      License Agreement.  The Buyer and Seller will execute a License Agreement, simultaneously with this Asset Purchase Agreement, granting Seller an exclusive, perpetual, transferable (with prior written consent of Buyer, of which consent shall not be unreasonably withheld), royalty free, and worldwide license to all of the intellectual property covered in this Agreement and the Stock Purchase Agreement, dated January 11, 2012, related the Seller’s GlucoChip™, in the fields of blood glucose measurement and diabetes management.

(b)      Shared Services Agreement.  Simultaneously with the execution of this Agreement, the Parties shall enter into a Second Amendment to Shared Services Agreement, reducing the shared service fee owed to Seller from Buyer from $12,000 (twelve thousand and 00/100 dollars) to $5,000 (five thousand and 00/100 dollars), per month.  This fee change will become effective September 1, 2012.

(c)      License Agreement dated January 11, 2012.  The License Agreement between the parties dated January 11, 2012, as amended June 26, 2012, is hereby terminated.

(d)      First Amendment to Security Agreement.  The Security Agreement between the parties dated January 11, 2012, is being amended, effective as of the date of this Agreement, to include a secured interest in the assets included in Schedule 1.1, and in the performance of the obligations described in Article III of this Agreement.

(e)       Letter Agreement.  The parties are entering into a Letter Agreement dated August 28, 2012 to memorialize additional terms that may or may not be included in this Agreement or one of the aforementioned agreements.

ARTICLE II.
ASSUMPTION OF LIABILITIES AND OBLIGATIONS

2.1           Other than assuming Seller’s obligations to perform under applicable assigned agreements, and any obligations related to the VeriChip, VeriMed or HealthLink businesses (all as specified and defined in the Stock Purchase Agreement between Seller and Buyer dated January 11, 2012), Buyer shall have no responsibility for any liabilities or other obligations of Seller.

ARTICLE III.
PURCHASE PRICE

3.1           Consideration.  The aggregate consideration to be paid by Buyer to Seller for the Purchased Assets that are the subject of this Agreement, shall be payable in the form of royalties which shall be earned as follows:

(i)
Bio Sensor Royalties – Buyer shall pay the Seller a royalty of 10% of all gross revenues from products or services related to the patents and patents pending specified in Schedule 1.1.  Royalties will be calculated quarterly, using U.S. GAAP, with royalty payments due within 30 days of any quarter end.  In 2012 there will be no minimum royalties due.  Minimum royalties thereafter, and through the remaining life of any of the patents or patents pending included in Schedule 1.1, will be as follows:

•	Minimum royalty in 2013 –	$400,000
•	Minimum royalty in 2014 –	$800,000
•	Minimum royalty in 2015 and through expiration of the patents – (patents granted or pending)	$1,600,000

(ii)
Medcomp Royalties – Buyer shall pay the Seller a royalty of 20% of all gross revenues from products or services sold to Medcomp pursuant to the Development and Supply Agreement with Medcomp dated April 2, 2009, and any successor agreements with Medcomp.  Royalties will be calculated quarterly, using U.S. GAAP, with royalty payments due within 30 days of any quarter end.  The total cumulative royalty payments from Buyer to Seller pursuant to this Section 3.1(ii) as related to the Medcomp agreement shall not exceed $600,000 (six-hundred thousand and 00/100 dollars) and upon reaching said amount, all future royalty payments shall be terminated.

3.2            Payment of Royalties.  Payment of royalties will be made based on U.S. GAAP (generally accepted accounting principles) revenue for each quarter.  All royalties due will be reported and paid to Seller on a net 30 basis after each calendar quarter end.  In the event of dispute over royalties the Parties agree to full access for their respective independent auditors and to arbitration in Palm Beach County, Florida.  The Party not to prevail in the arbitration will pay all legal, audit and arbitration costs.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF SELLER

As an inducement to Buyer to enter into and perform its obligations under this Agreement, Seller hereby represents, warrants and covenants to Buyer as follows:

4.1.           Organization; Enforceability.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The execution and delivery of this Agreement, and consummation of the transactions contemplated herein, have been duly and validly authorized by the Board of Directors of Seller.  This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally.

4.2.           No Breach or Default.  The execution and delivery of this Agreement, and the consummation of the transactions herein provided will not:

(a)      Result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release Seller from any obligations under, or accelerate any mortgage, note, bond, contract, indenture, agreement, license or other instrument or obligation of any kind or nature to which Seller is now a party or by which any of its properties or assets may be bound or affected;

(b)      Violate any order, writ, injunction or decree of any court, administrative agency or governmental body or require the approval, consent or permission of any governmental body or agency which has not been heretofore obtained; or

(c)      Violate any provision of the Certificate of Incorporation or Bylaws of Seller.

4.3.           Bankruptcy and Insolvency.  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending on behalf of or against Seller.

4.4.           Title to Assets.  All of the Purchased Assets are owned by Seller.  On the Closing Date, Seller will convey to Buyer good and marketable title to all of the Purchased Assets, free and clear of all leases, security interests, liens, encumbrances on title, mortgages, pledges, conditional sale and other title-retention agreements, covenants, restrictions, easements, reservations and other burdens or charges of title every kind and nature (collectively, “Liens”).

4.5.           Intellectual Property.

(a)      As of the Closing Date, Seller is the owner of all right, title and interest in and to each of the Assigned Patents and each such Assigned Patent is free and clear of any Liens.

(b)      To the knowledge of Seller, the use, operation or other exploitation of the Purchased Assets transferred to Buyer hereunder by Seller prior to the date hereof does not infringe or misappropriate any of the intellectual property rights of any other person or entity, and Seller has not received written notice from any person or entity claiming that such Purchased Assets infringes or misappropriates any of the intellectual property rights of any person or entity.  To the knowledge of Seller, the use, operation or other exploitation of the Purchased Assets in the RFID Field does not infringe or misappropriate any of the intellectual property rights of any other person or entity. Seller has not licensed from any third party any intellectual property rights that would be necessary for Buyer’s manufacture, sale and exploitation of the RFID Chips as of the date of this Agreement.

(c)      To Seller’s knowledge, no person or entity is infringing upon the Assigned Patents in the RFID Field.

(d)      To the knowledge of Seller, none of the Assigned Patents is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use (as contemplated by this Agreement) or enforceability of such Assigned Patents.

(e)      To the knowledge of Seller, the Know-How is not subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the use (as contemplated by this Agreement) of such Know-How (as contemplated by this Agreement).

4.6.          Litigation and Governmental Action.  There are no suits, actions or claims, legal, administrative or arbitration proceedings pending or, to Seller’s knowledge, threatened against Seller, or to which Seller is a party (whether or not covered by insurance) which in any manner relate to or affect the Purchased Assets. To Seller’s knowledge, no claims or suits will arise as a direct or indirect result of this transaction.  To Seller’s knowledge, there is not outstanding any notice, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal relating to or affecting the Purchased Assets.

4.7           Additional Seller Covenants. Seller, on behalf of itself, its Affiliates, and its successors and assigns covenants and agrees that it shall not transfer, assign, sublicense or otherwise grant to any third party, rights to use any of the rights under the Retained Patents, Assigned Patents or Know-How in the RFID Field.

4.8           Know-How. Seller hereby grants to Buyer a license to use the Know-How.  Buyer shall have the right to copy, make derivative works of, improve, modify, sublicense, and distribute the Know-How.

4.9           Chip Storage.  Seller currently is storing RFID Chips that are owned by Buyer.  Buyer agrees to take possession of such RFID Chips at no cost to Seller and at a date that is mutually agreeable between the Parties, but no later than October 1, 2012

4.10         No Disputes.  There are no contracts or material disputes between the Seller and any third party with respect to the Retained Patents, Assigned Patents and Know-How under which there is any material dispute regarding the scope of the contract or regarding performance under the contract.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into and perform its obligations under this Agreement, Buyer hereby represents, warrants and covenants to Seller as follows:

5.1.           Organization; Enforceability.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The execution and delivery of this Agreement, and consummation of the transactions contemplated herein, have been duly and validly authorized by the Board of Directors of Buyer.  This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally.

5.2.           No Breach or Default.  The execution and delivery of this Agreement, and the consummation of the transactions herein provided will not:

(a)      Result in the breach of any of the terms or conditions of, or constitute a default under, or in any manner release Buyer from any obligations under, or accelerate any mortgage, note, bond, contract, indenture, agreement, license or other instrument or obligation of any kind or nature to which Buyer is now a party or by which any of its properties or assets may be bound or affected;

(b)      Violate any order, writ, injunction or decree of any court, administrative agency or governmental body or require the approval, consent or permission of any governmental body or agency which has not been heretofore obtained; or

(c)      Violate any provision of the Certificate of Incorporation or Bylaws of Buyer.

5.3.           Bankruptcy and Insolvency.  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending on behalf of or against Buyer.

5.4           Buyer's Covenant Not to Sue.  For the life of the Assigned Patents, Buyer agrees and covenants not to bring any legal or administrative proceeding whatsoever against Seller for any and all past, present, or future claims of infringement of the Assigned Patents arising from the manufacture, use, sale, offer for sale or import of any product in the animal applications field, which such product, but for the covenant not to sue granted herein, would directly infringe, induce infringement of, or contribute to the infringement of a viable claim of the Assigned Patents (the “Buyer Covenant Not to Sue”).  This Buyer Covenant Not to Sue does not grant to Seller a license, implied license or any other right to any of the Assigned Patents.

ARTICLE 6.
AS IS, WHERE IS

6.1           Except for the representations and warranties of Seller expressly set forth in this Agreement, Buyer agrees that the Purchased Assets are being acquired "as is, where is" at Closing, and in their condition at Closing "with all faults," and that buyer is relying on its own examination of the Purchased Assets.  Without limiting the generality of the foregoing and except for the representations and warranties expressly set forth in this Agreement, Buyer understands and agrees that Seller expressly disclaims any representations or warranties as to the title, condition, value or quality of the Purchased Assets, and any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Purchased Assets or any part thereof, or as to the workmanship thereof or the absence of any defects therein, whether latent or patent.  Except for the representations and warranties of Seller expressly set forth in this Agreement, Buyer further agrees that no information or material provided by or communication made by Seller, or by any representative of Seller, will constitute, create or otherwise cause to exist any representation or warranty.

ARTICLE 7.
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Unless waived by Buyer, the obligations of Buyer under this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions precedent:

7.1           Seller’s Closing Documents.  Seller shall have executed (as appropriate) and delivered to Buyer all of the documents to be provided by it pursuant to Article 9 hereof which are to be delivered to Buyer.

7.2           Authorization.  Seller shall have provided evidence that execution of the Agreement and consummation of all transactions contemplated herein have been duly authorized.

7.3           Conveyance Instruments. Warranty bills of sale and other sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer all of Seller’s title to and interest in the Purchased Assets.

ARTICLE 8.
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Unless waived by Seller, the obligations of Seller under this Agreement with respect to the Closing are subject to the fulfillment of each of the following conditions precedent:

8.1           Buyer’s Closing Documents.  Buyer shall have executed (as appropriate) and delivered to Seller all of the documents to be provided by it pursuant to Article 9 hereof which are to be delivered to Seller.

8.2           Authorization.  Buyer shall have provided evidence that execution of the Agreement and consummation of all transactions contemplated herein have been duly authorized.

ARTICLE 9.
CLOSING

9.1           Closing.  The consummation of the purchase and sale of the Purchased Assets and the related transactions and deliveries provided for herein (“Closing”) shall take place upon satisfaction of all conditions set forth in Sections 7 and 8 of this Agreement (“Closing Date”) on August___, 2012 or such other date as the parties may mutually agree.

9.2           Documents to be Delivered by Seller.  At the Closing, the following instruments and documents shall be delivered or provided to Buyer by Seller:

(i)	Warranty bills of sale and other sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer all of Seller’s title and interest in the Purchased Assets;

(ii)	Assignment of Patents;

(iii)	License Agreement dated August 28, 2012;

(iv)	First Amendment to Security Agreement dated August 28, 2012

(v)	Second Amendment to Shared Service Agreement dated August 28, 2012

(vi)	Letter Agreement dated August 28, 2012

9.3           Documents to be Delivered by Buyer.  At the Closing, the following instruments and documents shall be delivered or provided by Buyer to the party or parties indicated:

(i)	License Agreement dated August 28, 2012;

(ii)	First Amendment to Security Agreement dated August 28, 2012

(iii)	Second Amendment to Shared Service Agreement dated August 28, 2012

(iv)	Letter Agreement dated August 28, 2012

ARTICLE 10.
CONFIDENTIAL INFORMATION

 10.1        Confidentiality.  Each Party agrees to keep the Confidential Information confidential.  Each Party shall limit disclosure of the Confidential Information to its employees, directors, officers, consultants, contractors, attorneys, advisors and agents who otherwise have a need to know the Confidential Information in connection with its business and provided that are advised of and agree to the obligations contained in this Section 10.1.  Each Party shall use at least the same degree of care in handling the Confidential Information as it uses with regard to its other confidential information, and, at a minimum, shall use reasonable care to protect the Confidential Information.  The obligations of this Section 10.1 are continuing in nature and shall survive termination or expiration of this Agreement.

ARTICLE 11.
POST-CLOSING OBLIGATIONS OF THE PARTIES

On and after the Closing Date:

11.1           Each Party shall execute all certificates, instruments and other documents and take all actions reasonably requested by the other Party to effectuate the purposes of this Agreement and to consummate and evidence the consummation of the transactions herein provided for.

11.2           Seller shall take all actions reasonably necessary or appropriate to put the Buyer in immediate actual possession and operating control of all of the Purchased Assets.

11.3           The Seller agrees to hold harmless, defend, and indemnify the Buyer and its officers, directors, subsidiaries, affiliates, employees, agents, attorneys, representatives, successors and assigns (collectively the “Buyer Indemnified Parties”) from and against, and pay to the applicable Buyer Indemnified Parties the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including the costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim arising out of or relating to (individually, a “Loss” and collectively, the  “Losses”):

(a)
any breach of a representation or warranty or covenant made by Seller in this Agreement, in any exhibit or schedule attached to this Agreement, or in any agreement, instrument, or document provided to Buyer by or on behalf of Seller in connection with the transactions contemplated hereby;

(b)	the failure of any of the representations or warranties made by the Seller in this Agreement to be true and correct in all respects at and as of the Effective Date; and

(c)	the breach of any covenant or other agreement on the part of the Seller under this Agreement.

11.4           The Buyer agrees to hold harmless, defend, and indemnify the Seller and its officers, directors, subsidiaries, affiliates, employees, agents, attorneys, representatives, successors and assigns (collectively the “Seller Indemnified Parties”) from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including the costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim arising out of or relating to (individually, a “Loss” and collectively, the  “Losses”):

(a)	the failure of any of the representations or warranties made by the Buyer in this Agreement to be true and correct in all respects at and as of the Effective Date;

(b)	the breach of any covenant or other agreement on the part of the Buyer under this Agreement;

(c)	any claims or demands against any Seller Indemnified Party arising out of or resulting to Buyer’s ownership, lease, use or operation of the Company after the closing;

(d)
any claims or demands arising out of or relating to that certain Amended and Restated Supply, License and Development Agreement between the Seller and Digital Angel Corporation dated December 27, 2005, as amended;

(e)	any claims or demands arising out of or relating to that certain Asset Purchase Agreement among the Seller, Digital Angel Corporation, and Destron Fearing Corporation dated November 12, 2008; and

(f)	any claims or demands arising out of or relating to that certain Letter Agreement between the Seller and Digital Angel Corporation dated May 15, 2008.
.
ARTICLE 12.
TERMINATION

12.1          Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)	by mutual written consent of Buyer and Seller;

(b)
by Buyer or Seller if (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any governmental entity that would make consummation of the transactions contemplated by this Agreement illegal;

(c)
by Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such breach has not been cured within ten (10) calendar days after written notice to Seller; or

(d)
by Seller if it is not in material breach of its obligations under this Agreement and there has been a material breach of any material representation, warranty, covenant or agreement contained in this Agreement on the part of any Buyer and such breach has not been cured within ten (10) calendar days after written notice to Buyer.

ARTICLE 13.
WAIVERS; AMENDMENTS; ASSIGNMENT; SUCCESSORS AND ASSIGNS

13.1          Effect of Waiver.  Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such Party’s right at a later time to enforce or require performance of such provision or of any other provision hereof.

13.2          Modification of Agreement.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the Party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

13.3          Assignment; Successors and Assigns.  Except as otherwise specifically set forth in this Agreement, this Agreement shall not be assignable by any Party without the prior written consent of the other, of which consent shall not be unreasonably withheld; notwithstanding the foregoing, this Agreement may be transferred by the Buyer in connection with a merger, consolidation, or the sale of substantially all of its assets.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by persons other than the Parties hereto.

ARTICLE 14.
MISCELLANEOUS PROVISIONS

14.1          Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

14.2          Binding Effect.  The Covenants Not to Sue set forth in Section 5.4 above inure to the benefit of, and are binding on, the successors, transferees, and/or assignees of (a) the Parties, (b) substantially the entire business of each of the Parties, and (c) any of the Assigned Patents or Retained Patents.

14.3          Additional Third-Party Beneficiaries.  The Covenants Not to Sue set forth in Section 5.4 above inure to the benefit of the customers, distributors, dealers and users, officers, agents, employees, and/or other authorized representatives of the Parties hereto.

14.4          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

14.5          Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile or delivered via certified or registered mail, or recognized courier, delivery confirmation or return receipt requested:

(a)	If to Seller, to:	POSITIVEID CORPORATION 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445 Attention: William J. Caragol Facsimile: 561-805-8001

(b)	If to Buyer, to:	VERITEQ ACQUISITION CORPORATION 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445 Attention: Scott R. Silverman Facsimile: 561-805-8001

or to such other person(s) and address(es) as either Party shall have specified in writing to the other.

14.6          Entire Agreement.  Seller and Buyer agree that this Agreement and its Exhibits and Schedules and the other contracts and deeds referenced in and required by this Agreement, constitute the Entire Agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.

14.7          Governing Law and Venue.  This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Florida.  Any action to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction located in Palm Beach County, Florida.

14.8          Captions and Headings.  Captions and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

14.9          Time of the Essence.  Time shall be of the essence of this Agreement and of every part hereof.

14.10        Expenses.  Each of the Parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be duly executed as of the date first above written.

SELLER:

POSITIVEID CORPORATION

By:      /s/ William J. Caragol
William J. Caragol
Chief Executive Officer

BUYER:

VERITEQ ACQUISITION CORPORATION

By:       /s/ Scott R. Silverman
Scott R. Silverman
Chief Executive Officer

SCHEDULE 1.1  -  ASSIGNED PATENTS

Patent #	Title
7,125,382	“Embedded Bio-Sensor System”
7,297,112	“Embedded Bio-Sensor System”
2008/0033273	“Embedded Bio-Sensor System”
7,241,266	“Transponder for Embedded Bio-Sensor using Body Energy as a Power Source”